                                                                     Exhibit 2.1

                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF APRIL 8, 2003

                                      AMONG

                           VINEYARD NATIONAL BANCORP,

                                  VINEYARD BANK

                                       AND

                             SOUTHLAND BUSINESS BANK

                                       iv

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                                TABLE OF CONTENTS

                                                                                                                   PAGE
                                                                                                                   ----
Article I CERTAIN DEFINITIONS...................................................................................     1
         1.01     Certain Definitions...........................................................................     1
Article II THE MERGER...........................................................................................     7
         2.01     The Merger....................................................................................     7
         2.02     Effective Date and Effective Time; Closing....................................................     8
Article III CONSIDERATION; EXCHANGE PROCEDURES..................................................................     8
         3.01     Conversion of Shares..........................................................................     8
         3.02     Exchange Procedures...........................................................................     9
         3.03     Rights as Shareholders; Stock Transfers.......................................................    11
         3.04     No Fractional Shares..........................................................................    11
         3.05     Dissenting Shares.............................................................................    11
         3.06     Anti-Dilution Provisions......................................................................    12
         3.07     Withholding Rights............................................................................    12
         3.08     Southland Bank Options........................................................................    12
Article IV ACTIONS PENDING ACQUISITION..........................................................................    12
         4.01     Forbearances of Southland Bank................................................................    12
         4.02     Forbearances of Parent........................................................................    15
Article V REPRESENTATIONS AND WARRANTIES........................................................................    15
         5.01     Disclosure Schedules..........................................................................    15
         5.02     Standard......................................................................................    16
         5.03     Representations and Warranties of Southland Bank..............................................    16
         5.04     Representations and Warranties of Parent and Vineyard Bank....................................    28
Article VI COVENANTS............................................................................................    32
         6.01     Reasonable Best Efforts.......................................................................    32
         6.02     Shareholder Approval..........................................................................    32
         6.03     Registration Statement........................................................................    33
         6.04     Regulatory Filings............................................................................    34
         6.05     Press Releases................................................................................    34
         6.06     Access; Information...........................................................................    34
         6.07     Affiliates....................................................................................    36
         6.08     Acquisition Proposals.........................................................................    36
         6.09     Certain Policies..............................................................................    36
         6.10     Nasdaq Listing................................................................................    37
         6.11     Benefit Plans.................................................................................    37
         6.12     Vineyard Bank Advisory Board..................................................................    38
         6.13     Notification of Certain Matters...............................................................    38
Article VII CONDITIONS TO CONSUMMATION OF THE MERGER............................................................    38
         7.01     Conditions to Each Party's Obligation to Effect the Merger....................................    38
         7.02     Conditions to Obligation of Southland Bank....................................................    39
         7.03     Conditions to Obligations of Parent and Vineyard Bank.........................................    39
Article VIII TERMINATION........................................................................................    40

                                       i

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                                TABLE OF CONTENTS
                                   (CONTINUED)

         8.01     Termination...................................................................................     40
         8.02     Effect of Termination and Abandonment.........................................................     42
Article IX MISCELLANEOUS........................................................................................     43
         9.01     Survival......................................................................................     43
         9.02     Waiver; Amendment.............................................................................     43
         9.03     Counterparts..................................................................................     44
         9.04     Governing Law.................................................................................     44
         9.05     Expenses......................................................................................     44
         9.06     Notices.......................................................................................     44
         9.07     Entire Understanding; No Third Party Beneficiaries............................................     45
         9.08     Severability..................................................................................     45
         9.09     Enforcement of the Agreement..................................................................     45
         9.10     Interpretation................................................................................     45
         9.11     Assignment....................................................................................     46
         9.12     Alternative Structure.........................................................................     46
ANNEX A               AGREEMENT OF MERGER.......................................................................    A-1

ANNEX B               FORM OF SHAREHOLDER AGREEMENT.............................................................    B-1

ANNEX C               FORM OF AFFILIATE LETTER..................................................................    C-1

                  AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2003 (this "Agreement"), among Vineyard National Bancorp ("Parent"), Vineyard Bank ("Vineyard Bank") and Southland Business Bank ("Southland Bank").

                                    RECITALS

                  A.       Southland Bank. Southland Bank is a
California-chartered commercial bank, having its principal place of business in Irwindale, California.

                  B. Parent. Parent is a California corporation, having its principal place of business in Rancho Cucamonga, California.

                  C.       Vineyard Bank. Vineyard Bank is a
California-chartered commercial bank, having its principal place of business in Rancho Cucamonga, California.

                  D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

                  E. Board Action. The respective Boards of Directors of each of Parent, Vineyard Bank and Southland Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

                  F. Shareholder Agreements. As a material inducement to Parent and Vineyard Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex B hereto (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares of Southland Bank Common Stock (as defined herein) in favor of this Agreement.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                               CERTAIN DEFINITIONS

         1.01 CERTAIN DEFINITIONS. THE FOLLOWING TERMS ARE USED IN THIS AGREEMENT WITH THE MEANINGS SET FORTH BELOW:

"Acquisition Proposal" has the meaning set forth in Section 6.08.

"Affiliate Letter" has the meaning set forth in Section 6.07.

"Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02, together with the Agreement of Merger.

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"Agreement of Merger" means the Agreement of Merger attached hereto as Annex A, as amended or modified from time to time in accordance with its provisions.

"Aggregate Cash Consideration" has the meaning set forth in Section 3.01(b)(2)(ii).

"Average Share Price" has the meaning set forth in Section 3.01(b)(2)(i).

"Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

"Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

"Benefit Plans" has the meaning set forth in Section 5.03(m).

"Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of California are authorized or obligated to close.

"Capital Change" has the meaning set forth in Section 3.06.

"Certificate" means any certificate which immediately prior to the Effective Time represented shares of Southland Bank Common Stock.

"Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

"Code" has the meaning set forth in the recitals to this Agreement.

"Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

"Department" means the California Department of Financial Institutions.

"DOL" has the meaning set forth in Section 5.03(m)(i).

"Derivatives Contract" has the meaning set forth in Section 5.03(q).

"Disclosure Schedule" has the meaning set forth in Section 5.01.

"Dissenting Shares" has the meaning set forth in Section 3.05.

"Effective Date" has the meaning set forth in Section 2.02(a).

"Effective Time" has the meaning set forth in Section 2.02(a).

"Employees" has the meaning set forth in Section 5.03(m).

"Environmental Laws" has the meaning set forth in Section 5.03(o).

"Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

"Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

"Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the FDIC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

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"Exchange Agent" has the meaning set forth in Section 3.02(a).

"Exchange Ratio" has the meaning set forth in Section 3.01(b)(1)(i), subject to adjustment pursuant to Sections 3.06 and 8.01(i).

"Fair Housing Act" means the Fair Housing Act, as amended.

"FCSC" means the Financial Code of the State of California.

"FDIC" means the Federal Deposit Insurance Corporation.

"GAAP" means accounting principles generally accepted in the United States of America.

"GCLC" means the General Corporation Law of the State of California.

"Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

"Hazardous Substance" has the meaning set forth in Section 5.03(o).

"Insurance Policies" has the meaning set forth in Section 5.03(w).

"IRS" has the meaning set forth in Section 5.03(m)(i).

"Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

"Loans" has the meaning set forth in Section 4.01(r).

"Material Adverse Effect" means, with respect to Parent or Southland Bank any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or Southland Bank, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or Southland Bank to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities,
(b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and (e) with respect to Southland Bank, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

"Material Contracts" has the meaning set forth in Section 5.03(k)(i).

"Merger" has the meaning set forth in Section 2.01(a).

"Merger Consideration" means the number of whole shares of Parent Common Stock, plus cash, if applicable, in lieu of any fractional share interest, and the amount of cash, if applicable, into which shares of Southland Bank Common Stock shall be converted pursuant to the provisions of Article III.

"Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market or such other securities exchange on which the Parent Common Stock may be listed.

"National Labor Relations Act" means the National Labor Relations Act, as amended.

"OREO" means other real estate owned.

"Parent" has the meaning set forth in the preamble to this Agreement.

"Parent Benefit Plans" has the meaning set forth in Section 6.11(a).

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"Parent Board" means the Board of Directors of the Parent.

"Parent Common Stock" means the common stock, no par value per share, of Parent.

"Parent Preferred Stock" means the preferred stock, no par value per share, of Parent.

"Parent Regulatory Authorities" has the meaning set forth in Section 5.04(k).

"Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

"Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

"Per Share Cash Consideration" has the meaning set forth in Section 3.01(b)(1)(ii).

"Per Share Stock Consideration" has the meaning set forth in Section 3.01(b)(1)(i).

"Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

"Proxy Statement" has the meaning set forth in Section 6.03(a).

"Registration Statement" has the meaning set forth in Section 6.03(a).

"Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

"Securities Documents" has the meaning set forth in Section 5.04(g).

"Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

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"Shareholders" means each director and executive officer of Southland Bank.

"Southland Bank" has the meaning set forth in the preamble to this Agreement.

"Southland Bank Affiliates" has the meaning set forth in Section 6.07.

"Southland Bank Articles" means the Articles of Incorporation of Southland Bank, as amended.

"Southland Bank Board" means the Board of Directors of Southland Bank.

"Southland Bank Bylaws" means the Bylaws of Southland Bank, as amended.

"Southland Bank Common Stock" means the common stock, no par value per share, of Southland Bank.

"Southland Bank Financial Statements" shall mean (i) the balance sheets (including related notes and schedules, if any) of Southland Bank as of December 31, 2002 and 2001 and the statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Southland Bank for each of the two years ended December 31, 2002 and 2001, and
(ii) the balance sheets of Southland Bank (including related notes and schedules, if any) and the statements of operations, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of Southland Bank with respect to the monthly, quarterly and annual periods ending subsequent to December 31, 2002.

"Southland Bank Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Southland Bank or any predecessor of or any successor to Southland Bank (or to another such predecessor or successor).

"Southland Bank Loan Property" has the meaning set forth in Section 5.03(o)(i).

"Southland Bank Meeting" has the meaning set forth in Section 6.02.

"Southland Bank Options" means the options to acquire Southland Bank Common Stock issued under the Southland Bank Stock Option Plan.

"Southland Bank Preferred Stock" means the preferred stock, no par value per share, of Southland Bank.

"Southland Bank Regulatory Authorities" has the meaning set forth in Section 5.03(i).

"Southland Bank Stock Option Plan" means the Southland Bank 2000 Stock Option Plan.

"Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

"Superior Proposal" has the meaning set forth in Section 6.08.

"Surviving Corporation" has the meaning set forth in Section 2.01(a).

"Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

"Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

"Termination Fee" has the meaning set forth in Section 8.02(c).

"Transaction" means the Merger and any other transaction contemplated by this Agreement.

"Vineyard Bank" has the meaning set forth in the preamble to this Agreement.

"Vineyard Bank Articles" means the Articles of Incorporation of Vineyard Bank, as amended.

"Vineyard Bank Board" means the Board of Directors of Vineyard Bank.

"Vineyard Bank Bylaws" means the Bylaws of Vineyard Bank, as amended.

                                   ARTICLE II

                                   THE MERGER

         2.01   The Merger

                  (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Southland Bank shall merge with and into Vineyard Bank in accordance with the applicable provisions of the GCLC and the FCSC (the "Merger"), the separate corporate existence of Southland Bank shall cease and Vineyard Bank shall survive and continue to exist as a California-chartered commercial bank (Vineyard Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

                  (b) Name. The name of the Surviving Corporation shall be "Vineyard Bank."

                  (c) Articles and Bylaws. The articles of incorporation and bylaws of Vineyard Bank immediately after the Merger shall be the Vineyard Bank Articles and the Vineyard Bank Bylaws as in effect immediately prior to the Merger.

                  (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of Vineyard Bank immediately prior to the Merger. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of Vineyard Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

                  (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the Vineyard Bank Articles immediately prior to the Merger.

                  (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with the GCLC and the FCSC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Southland Bank shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of Southland Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

                  (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Southland Bank acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or
  (ii) otherwise carry out the purposes of this Agreement, Southland Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

         2.02   Effective Date and Effective Time; Closing.

                  (a) Subject to the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause the Agreement of Merger to be filed with the Secretary of State of the State of California and the Department pursuant to the GCLC and the FCSC on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

                  (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Pacific Time, at the principal offices of Parent in Rancho Cucamonga, California, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and Southland Bank the opinions, certificates and other documents required to be delivered under Article VII hereof.

                                  ARTICLE III

                       CONSIDERATION; EXCHANGE PROCEDURES

         3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Southland Bank Common Stock:

                  (a) Each share of Parent Common Stock and Vineyard Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

                  (b) (1) Subject to Sections 3.05, 3.06 and 8.01(i), each share of Southland Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

                           (i)       the number of shares of Parent Common
         Stock which is equal to (the "Exchange Rate") (A) if the Average Share Price of the Parent Common Stock is equal to or greater than $17.78 and equal to or less than $20.00, the quotient (rounded to the nearest one one hundred-thousandth) determined by dividing (x) $6.06169 by (y) the Average Share Price of the Parent Common Stock, (B) if the Average Share Price of the Parent Common Stock is less than $17.78, .34097 shares or (C) if the Average Share Price of the Parent Common Stock is greater than $20.00, .30308 shares (the "Per Share Stock Consideration"), and

                           (ii) if the Average Share Price of the Parent Common Stock is less than $17.78, a cash amount equal to the difference between (A) $6.06169 and (B) the product of (x) the Average Share Price of the Parent Common Stock and (y) .34097 (the "Per Share Cash Consideration").

                      (2) For purposes of this Agreement, (i) the "Average Share Price" of the Parent Common Stock shall mean the weighted average (based on the number of shares traded) of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 Business Day period ending with the close of business on the fifth Business Day preceding the Effective Time, and (ii) the "Aggregate Cash Consideration" shall mean the product of the number of shares of Southland Bank Common Stock outstanding at the Effective Time times the Per Share Cash Consideration.

         3.02   Exchange Procedures.

                  (a) At or after the Effective Time, each holder of a Certificate or Certificates, upon surrender of the same to an agent, duly appointed by Parent (the "Exchange Agent"), shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of Parent Common Stock and cash, if applicable, into which the shares of Southland Bank Common Stock theretofore represented by the Certificate or Certificates so surrendered shall have been converted as provided in Article III hereof. Not later than five Business Days after the Effective Time, the Exchange Agent shall mail to each holder of record of an outstanding Certificate which is to be exchanged for Parent Common Stock as provided in Article III hereof a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificate shall pass, only upon delivery of such Certificate to the Exchange Agent) advising such holder of the terms of the exchange effected by the Merger and of the procedure for surrendering to the Exchange Agent such Certificate in exchange for a certificate or certificates evidencing Parent Common Stock and any cash, if applicable.

                  (b) At the Effective Time, for the benefit of the holders of Certificates, (i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause Vineyard Bank to deliver, to the Exchange Agent, the Aggregate Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of Southland Bank Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

                  (c) Each outstanding Certificate which prior to the Effective Time represented Southland Bank Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock and the right to receive the amount of cash, if applicable, into which such Southland Bank Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of Southland Bank of Certificates representing shares of Southland Bank Common Stock and if such Certificates are presented to Southland Bank for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock and cash, if applicable, as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Parent Common Stock pursuant hereto until such person surrenders the Certificate or Certificates representing Southland Bank Common Stock, at which time such dividends shall be remitted to such person, without interest.

                  (d) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash, if applicable, and a certificate or certificates representing shares of Parent Common Stock to which a holder of Southland Bank Common Stock would otherwise be entitled as a result of the Merger, until such holder surrenders the Certificate or Certificates representing the shares of Southland Bank Common Stock for exchange as provided in this Section 3.02, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing Southland Bank Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                  (e) Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.02(b) that remains unclaimed by the stockholders of Southland Bank for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of Southland Bank who have not theretofore complied with Section 3.02 shall thereafter look only to Parent for the consideration deliverable in respect of each share of Southland Bank Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of Southland Bank Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of Southland Bank to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                  (f) Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any Southland Bank Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such Southland Bank Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.07.

         3.03 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Southland Bank Common Stock shall cease to be, and shall have no rights as, stockholders of Southland Bank other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of Southland Bank or the Surviving Corporation of shares of Southland Bank Common Stock.

         3.04 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Southland Bank Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         3.05 Dissenting Shares. Each outstanding share of Southland Bank Common Stock the holder of which has perfected his right to dissent pursuant to Chapter 13 of the GCLC and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock and cash, if applicable, hereunder, and the holder thereof shall be entitled only to such rights as are granted by the GCLC. Southland Bank shall give Parent prompt notice upon receipt by Southland Bank of any such written demands for payment of the fair value of such shares of Southland Bank Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the GCLC. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise), the Dissenting Shares held by such holder shall be converted on a share by share basis into the right to receive Parent Common Stock and cash, if applicable, in accordance with the applicable provisions of this Agreement. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

         3.06 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a "Capital Change"), the Exchange Ratio shall be adjusted accordingly.

         3.07 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of Southland Bank Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of Southland Bank Common Stock in respect of which such deduction and withholding was made by Parent.

         3.08 Southland Bank Options. At the Effective Time, each Southland Bank Option which is then outstanding, whether or not exercisable, shall be terminated and each holder of a Southland Bank Option shall enter into an agreement with Southland Bank, the form of which shall be acceptable to Parent, agreeing to the termination of such Southland Bank Stock Option.

                                   ARTICLE IV

                           ACTIONS PENDING ACQUISITION

         4.01 Forbearances of Southland Bank. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, Southland Bank will not:

                  (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of Southland Bank and others with whom business relations exist.

                  (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of Southland Bank's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

                  (c) Dividends; Etc. (i) make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Southland Bank Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

                  (d) Compensation; Employment Agreements; Etc. Except as set forth in Schedule 4.01(d) of Southland Bank's Disclosure Schedule, enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of Southland Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law and (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of Southland Bank's Disclosure Schedule.

                  (e) Hiring. Hire any person as an employee of Southland Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of Southland Bank's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of Southland Bank, other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000, which consent shall be deemed to have been received to the extent Southland Bank has provided written notice of a proposed hire hereunder, which Parent has not objected to within five Business Days of receipt of such written notice.

                  (f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(f) of Southland Bank's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Southland Bank or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

                  (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Southland Bank, which consent shall be deemed to have been received to the extent Southland Bank has provided written notice of a proposed disposition hereunder, which Parent has not objected to within five Business Days of receipt of such written notice.

                  (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

                  (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

                  (j) Governing Documents. Amend the Southland Bank Articles or the Southland Bank Bylaws.

                  (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

                  (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

                  (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Southland Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Southland Bank of an amount which exceeds $10,000 and/or would impose any material restriction on the business of Southland Bank or create precedent for claims that are reasonably likely to be material to Southland Bank.

                  (n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

                  (o)      Derivatives Contracts. Enter into any Derivatives
  Contract.

                  (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Reserve Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within one year, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

                  (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment.

                  (r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business consistent with past practice, provided that any Loan that is originated, renewed or modified cannot have a principal balance in excess of $50,000 without Parent's written consent, which consent shall be deemed to have been received to the extent Southland Bank has provided written notice of a proposed loan or loans which Parent has not objected to within three Business Days of receipt of such written notice.

                  (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

                  (t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

                  (u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

         4.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Southland Bank, Parent will not, and will cause each of its Subsidiaries not to:

                  (a) Conduct of Business. Conduct its business other than in the ordinary and usual course consistent with past practice, except to the extent such deviations from past practice would not result in a delay or the inability of Parent or Vineyard Bank to obtain the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement.

                  (b) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

                  (c) Dividends. (i) Make, declare, pay or set aside for payment any extraordinary cash dividends on the Parent Common Stock (which do not include the declaration and payment of regular quarterly cash dividends) which do not allow for the stockholders of Southland Bank to receive such extraordinary dividends or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of Parent Common Stock during the 20 Business Day period referenced in Section 3.01(b)(2) hereof.

                  (d) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

         5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to Southland Bank a schedule and Southland Bank has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

         5.02 Standard. No representation or warranty of Southland Bank on the one hand or Parent and Vineyard Bank on the other hand contained in Sections
5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

         5.03 Representations and Warranties of Southland Bank. Subject to Sections 5.01 and 5.02, Southland Bank hereby represents and warrants to Parent:

                  (a) Organization, Standing and Authority. Southland Bank is duly organized, validly existing and in good standing as a California-chartered commercial bank under the laws of the State of California. Southland Bank is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Southland

  Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of Southland Bank are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by applicable law, and Southland Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

                  (b) Southland Bank Capital Stock. The authorized capital stock of Southland Bank consists solely of 10,000,000 shares of Southland Bank Common Stock, of which 527,906 shares are issued and outstanding as of the date hereof, and 10,000,000 shares of Southland Bank Preferred Stock, of which no shares were issued and outstanding as of the date hereof. As of the date hereof, no shares of Southland Bank Common Stock were held in treasury by Southland Bank or otherwise directly or indirectly owned by Southland Bank. The outstanding shares of Southland Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of Southland Bank Common Stock have been issued in violation of the preemptive rights of any Person. Section 4.01(b) of Southland Bank's Disclosure Schedule sets forth for each Southland Bank Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of Southland Bank Common Stock subject to each option, the number of shares of Southland Bank Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of Southland Bank Common Stock reserved for issuance, Southland Bank does not have any Rights issued or outstanding with respect to Southland Bank Common Stock and Southland Bank does not have any commitment to authorize, issue or sell any Southland Bank Common Stock or Rights.

                  (c)      No Subsidiaries.

                                     (i)       Southland Bank does not own
         beneficially, directly or indirectly, any Subsidiary.

                                     (ii)      Except for securities and other
         interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, Southland Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

                  (d) Corporate Power. Southland Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Southland Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Southland Bank's stockholders of this Agreement.

                  (e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding Southland Bank Common Stock, this Agreement and the

  Transaction have been authorized by all necessary corporate action of Southland Bank and the Southland Bank Board on or prior to the date hereof. Southland Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Vineyard Bank, as applicable, this Agreement is a valid and legally binding obligation of Southland Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (f)      Regulatory Approvals; No Defaults.

                                     (i)       No consents or approvals of, or
         waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Southland Bank in connection with the execution, delivery or performance by Southland Bank of this Agreement or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Southland Bank Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of the Agreement of Merger with the Secretary of State of the State of California and the Department pursuant to the GCLC and the FCSC and (D) the approval of this Agreement by the holders of the outstanding shares of Southland Bank Common Stock. As of the date hereof, Southland Bank is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                                     (ii)      Subject to receipt, or the
         making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Southland Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Southland Bank or to which Southland Bank or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Southland Bank Articles or the Southland Bank Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                  (g)      Financial Statements; Undisclosed Liabilities.

                                     (i)       Southland Bank has previously
         delivered or made available to Parent accurate and complete copies of
         (i) the balance sheets of Southland Bank as of December 31, 2002 and 2001 and the statements of operations, changes in stockholders' equity and cash flows for each of the years ended December 31, 2002 and 2001, which are accompanied by the audit report of Hutchinson & Bloodgood, LLP. The Southland Bank Financial Statements referred to herein, as well as the Southland Bank Financial Statements to be delivered pursuant to Section 6.06(c) hereof, fairly present or will fairly present, as the case may be, the financial condition of Southland Bank as of the respective dates set forth therein, and the consolidated results of operations, changes in stockholders' equity and cash flows of Southland Bank for the respective periods or as of the respective dates set forth therein.

                                     (ii)      The Southland Bank Financial
         Statements have been or will be, as the case may be, prepared in accordance with GAAP consistently applied during the periods involved, except as stated therein, and except the unaudited Southland Bank Financial Statements may not include all footnote disclosures required by GAAP. The audits of Southland Bank have been conducted in accordance with generally accepted auditing standards.

                                     (iii)     Except as Previously Disclosed,
         since December 31, 2002, Southland Bank has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

                                     (iv)      Since December 31, 2002, (A)
         Southland Bank has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, Southland Bank has not taken nor permitted any of the actions set forth in Section 4.01 hereof between December 31, 2002 and the date hereof and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section
         5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Southland Bank.

                                     (v)       No agreement pursuant to which
         any loans or other assets have been or shall be sold by Southland Bank entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by Southland Bank, to cause Southland Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against Southland Bank. Since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the Southland Bank Common Stock has been declared, set aside or paid. No shares of Southland Bank Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Southland Bank since December 31, 2002, and no agreements have been made to do the foregoing.

                  (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Southland Bank and, to Southland Bank's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Except as Previously Disclosed, Southland Bank is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Southland Bank.

                  (i)      Regulatory Matters.

                                     (i)       Southland Bank has duly filed
         with the appropriate regulatory authorities in correct form the monthly, quarterly and annual reports required to be filed under applicable laws and regulations and such reports were in all material respects complete and accurate and in compliance with the requirements of applicable laws and regulations, and Southland Bank has previously delivered or made available to Parent accurate and complete copies of all such reports. In connection with the most recent examination of Southland Bank by the appropriate regulatory authorities, Southland Bank was not required to correct or change any action, procedure or proceeding which Southland Bank believes in good faith has not been now corrected or changed, other than corrections or changes which, if not made, either individually or in the aggregate, would not have a Material Adverse Effect on Southland Bank. The most recent regulatory rating give to Southland Bank as to compliance with the Community Reinvestment Act is "satisfactory." To the knowledge of Southland Bank, since its last regulatory examination of Community Reinvestment Act compliance, Southland Bank has not received any complaints as to Community Reinvestment Act compliance.

                                     (ii)      Except as Previously Disclosed,
         neither Southland Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Southland Bank Regulatory Authorities"). Southland Bank has paid all assessments made or imposed by any Southland Bank Regulatory Authority.

                                     (iii)     Except as Previously Disclosed,
         Southland Bank has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any Southland Bank Regulatory Authority that such Southland Bank Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (j)      Compliance With Laws. Southland Bank:

                                     (i)       except as Previously Disclosed,
         is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                                     (ii)      has all permits, licenses,
         authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Southland Bank's knowledge, no suspension or cancellation of any of them is threatened; and

                                     (iii)     has received no notification or
         communication from any Governmental Authority (A) asserting that Southland Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or
         (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Southland Bank's knowledge, do any grounds for any of the foregoing exist).

                  (k)      Material Contracts; Defaults.

                                     (i)       Except as Previously Disclosed,
         Southland Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of Southland Bank to indemnification from Southland Bank, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by Southland Bank (collectively, "Material Contracts"). Southland Bank has Previously Disclosed and made available to Parent true and correct copies of each such document.

                                     (ii)      Southland Bank is not in
         material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by Southland Bank is currently outstanding.

                  (l) No Brokers. No action has been taken by Southland Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

                  (m)      Employee Benefit Plans.

                                     (i)       All benefit and compensation
         plans, contracts, policies or arrangements covering current or former employees of Southland Bank (the "Employees") and current or former directors of Southland Bank including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by
         Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Parent.

                                     (ii)      Each Benefit Plan has been
         administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of
         Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and Southland Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Southland Bank has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to Southland Bank's knowledge, threatened litigation relating to the Benefit Plans. Southland Bank has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Southland Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

                                     (iii)     No liability under Subtitle C or
         D of Title IV of ERISA has been or is expected to be incurred by Southland Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of

         Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with Southland Bank under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Southland Bank has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

                                     (iv)      All contributions required to be
         made under the terms of any Benefit Plan have been timely made or have been reflected on the Southland Bank Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Southland Bank has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
         Section 401(a)(29) of the Code.

                                     (v)       Southland Bank has no
         obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. Southland Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject Southland Bank to a material tax under Section 4980B of the Code.

                                     (vi)      None of the execution of this
         Agreement, shareholder approval of this Agreement or consummation of the Transaction will (A) except as Previously Disclosed, entitle any employees of Southland Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof,
         (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                                     (vii)     All required reports and
         descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

                  (n) Labor Matters. Southland Bank is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Southland Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Southland Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Southland Bank's knowledge, threatened, nor is Southland Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

                  (o)      Environmental Matters.

                                     (i)       Southland Bank is in compliance
         with applicable Environmental Laws; (ii) to Southland Bank's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by Southland Bank, or any property in which Southland Bank has held a security interest, Lien or a fiduciary or management role ("Southland Bank Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) Southland Bank could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any Southland Bank Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws;
         (iv) Southland Bank has no liability for any Hazardous Substance disposal or contamination on any third party property; (v) Southland Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (vi) Southland Bank is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to Southland Bank's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving Southland Bank, any currently or formerly owned or operated property, or any Southland Bank Loan Property, that could reasonably be expected to result in any claims, liability or investigations against Southland Bank, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any Southland Bank Loan Property; and (viii) Southland Bank has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to Southland Bank and any currently or formerly owned or operated property.

                                     (ii)      As used herein, the term
         "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                  (p)      Tax Matters.

                                     (i)       (A) All Tax Returns that are
         required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the Southland Bank Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the IRS or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the Southland Bank Group has waived any statutes of limitation with respect to any Taxes of Southland Bank.

                                     (ii)      Southland Bank has made
         available to Parent true and correct copies of the United States federal income Tax Returns filed by Southland Bank for each of the three most recent fiscal years for which such returns have been filed.

                                     (iii)     Southland Bank has no liability
         with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Southland Bank Financial Statements prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the Southland Bank Financial Statements prior to the date hereof.

                                     (iv)      Southland Bank is not a party to
         any Tax allocation or sharing agreement, is not nor has it been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was Southland Bank) and does not otherwise has any liability for the Taxes of any Person (other than Southland Bank).

                                     (v)       No closing agreements, private
         letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to Southland Bank.

                                     (vi)      Southland Bank does not maintain
         any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                                     (vii)     As of the date hereof, Southland
         Bank has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                                     (viii)    (A) No Tax is required to be
         withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that Southland Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

                  (q) Risk Management Instruments. Southland Bank is not a party and has not agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does Southland Bank own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                  (r)      Loans; Nonperforming and Classified Assets.

                                     (i)       Each Loan on the books and
         records of Southland Bank was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of Southland Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

                                     (ii)      Southland Bank has Previously
         Disclosed as to Southland Bank as of the latest practicable date: (A) any written or, to Southland Bank's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to Southland Bank's knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by Southland Bank or an applicable regulatory authority

         (it being understood that no representation is being made that the FDIC or the Department would agree with the loan classifications established by Southland Bank); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of Southland Bank, or to the best knowledge of Southland Bank, any Person controlling, controlled by or under common control with any of the foregoing.

                  (s) Properties. All real and personal property owned by Southland Bank or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. Southland Bank has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of Southland Bank as of December 31, 2002 or acquired after such date, other than properties sold by Southland Bank in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of Southland Bank as of December 31, 2002. All real and personal property which is material to Southland Bank's business and leased or licensed by Southland Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

                  (t) Intellectual Property. Southland Bank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by Southland Bank, and Southland Bank has not received any notice of conflict with respect thereto that asserts the right of others. Southland Bank has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

                  (u) Fiduciary Accounts. Southland Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Southland Bank, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

                  (v) Books and Records. The books and records of Southland Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of Southland Bank.

                  (w) Insurance. Southland Bank has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by Southland Bank ("Insurance Policies"). Southland Bank is insured with reputable insurers against such risks and in such amounts as the management of Southland Bank reasonably has determined to be prudent in accordance with industry practices. Except as Previously Disclosed, all the Insurance Policies are in full force and effect; Southland Bank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

                  (x) Allowance For Loan Losses. Southland Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with Southland Bank's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

                  (y) Transactions With Affiliates. All "covered transactions" between Southland Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

                  (z)      Required Vote; Antitakeover Provisions.

                                     (i)       The affirmative vote of the
         holders of a majority of the issued and outstanding shares of Southland Bank is necessary to approve this Agreement and the Transaction on behalf of Southland Bank. No other vote of the stockholders of Southland Bank is required by law, the Southland Bank Articles, the Southland Bank Bylaws or otherwise to approve this Agreement and the Transaction.

                                     (ii)      No "control share acquisition,"
         "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement or the Transaction.

                  (aa) Fairness Opinion. The Southland Bank Board has received the written opinion of The Findley Group, to the effect that as of the date hereof the Merger Consideration is fair to the holders of Southland Bank Common Stock from a financial point of view.

                  (bb)     Transactions in Securities.

                                     (i)       All offers and sales of Southland
         Bank Common Stock by Southland Bank were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

                                     (ii)      Neither Southland Bank nor, to
         Southland Bank's knowledge, (a) any director or executive officer of Southland Bank, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and
         (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of Southland Bank Common

         Stock or other securities issued by Southland Bank (i) during any period when Southland Bank was in possession of material nonpublic information or (ii) in violation of any applicable provision of the Exchange Act.

                  (cc) Disclosure. The representations and warranties contained in this Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
  Section 5.03 not misleading.

         5.04 Representations and Warranties of Parent and Vineyard Bank. Subject to Sections 5.01 and 5.02, Parent and Vineyard Bank hereby represent and warrant to Southland Bank as follows:

                  (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of California. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                  (b)      Parent Stock.

                                     (i)       As of the date hereof, the
         authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 2,827,318 shares were issued and outstanding as of the date hereof, and 10,000,000 shares of Parent Preferred Stock, of which 50 shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

                                     (ii)      The shares of Parent Common Stock
         to be issued in exchange for shares of Southland Bank Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

                  (c)      Vineyard Bank.

                                     (i)       Vineyard Bank has been duly
         organized and is validly existing in good standing under the laws of the State of California and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. Vineyard Bank is duly licensed by the FDIC and the Department and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

                                     (ii)      As of the date hereof, (A) Parent
         owns, directly or indirectly, all the issued and outstanding equity securities of Vineyard Bank, (B) no equity securities of Vineyard Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which Vineyard Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's right to vote or to dispose of such securities.

                  (d) Corporate Power. Each of Parent and Vineyard Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Each of Parent and Vineyard Bank has the corporate power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

                  (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, Vineyard Bank and the Vineyard Bank Board, as applicable. This Agreement has been duly executed and delivered by Parent and Vineyard Bank, as applicable, and, assuming due authorization, execution and delivery by Southland Bank, this Agreement is a valid and legally binding agreement of Parent and Vineyard Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

                  (f)      Regulatory Approvals; No Defaults.

                                     (i)       No consents or approvals of, or
         waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and Vineyard Bank, as applicable, of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with, and approvals or waivers by, the FDIC and the Department, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of Southland Bank Common Stock and the issuance of

         Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger and (D) the filing of Agreement of Merger with the Secretary of State of the State of California and the Department pursuant to the GCLC and the FCSC. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

                                     (ii)      Subject to receipt, or the
         making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and Vineyard Bank, as applicable, and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

                  (g) Financial Reports and Securities Documents; Material Adverse Effect.

                                     (i)       Parent's Annual Report on Form
         10-K for the year ended December 31, 2002 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                                     (ii)      Since December 31, 2002, no event
         has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

                  (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

                  (i) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction.

                  (j) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of
  Section 368(a) of the Code.

                  (k)      Regulatory Matters.

                                     (i)       Neither Parent nor any of its
         Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

                                     (ii)      Neither Parent nor any its
         Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

                  (l)      Compliance With Laws. Each of Parent and its
  Subsidiaries:

                                     (i)       is in material compliance with
         all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                                     (ii)      has all permits, licenses,
         authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

                                     (iii)     has received, since December 31,
         1999, no notification or communication from any Governmental Authority
         (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

                  (m) Financial Ability. On the Effective Date and through the date of payment of the Aggregate Cash Consideration by Parent, Parent or Vineyard Bank will have all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration to holders of Southland Bank Common Stock pursuant to Sections 3.01 and 3.02 hereof. Each of Parent and Vineyard Bank is, and immediately following completion of the Transaction will be, in compliance with all capital requirements applicable to it.

                  (n) Disclosure. The representations and warranties contained in this Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this
  Section 5.04 not misleading.

                                   ARTICLE VI

                                    COVENANTS

         6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Southland Bank, Parent and Vineyard Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in
Article VII hereof, and shall cooperate fully with the other party hereto to that end.

         6.02 Shareholder Approval. Southland Bank agrees to take, in accordance with applicable law and the Southland Bank Articles and the Southland Bank Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Southland Bank's stockholders for consummation of the Transaction (including any adjournment or postponement, the "Southland Bank Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the Southland Bank stockholders at the Southland Bank Meeting. The Southland Bank Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the Southland Bank Board from withholding, withdrawing, amending or modifying its recommendation if the Southland Bank Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the Southland Bank stockholders under applicable law; provided, further, that Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

         6.03   Registration Statement.

                  (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Southland Bank constituting a part thereof (the "Proxy Statement") and all related documents). Southland Bank shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and Southland Bank, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. Southland Bank agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that Southland Bank has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of Southland Bank and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, Southland Bank shall promptly mail at its expense the Proxy Statement to its stockholders.

                  (b) Each of Southland Bank and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the Southland Bank Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of Southland Bank and Parent further agrees that if such party shall become aware prior to the Effective Date of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

                  (c) Parent agrees to advise Southland Bank, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

         6.04   Regulatory Filings.

                  (a) Each of Parent, Vineyard Bank and Southland Bank shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and Southland Bank shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

                  (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party or Governmental Authority.

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

         6.05 Press Releases. Southland Bank and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. Southland Bank and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

         6.06   Access; Information.

                  (a) Southland Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of Southland Bank and to such other information relating to Southland Bank as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of Southland Bank as Parent may reasonably request.

                  (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Southland Bank and its authorized representatives such access to Parent's personnel as Southland Bank may reasonably request.

                  (c) During the period from the date of this Agreement to the Effective Time, Southland Bank shall, upon the request of Parent, cause one or more of its designated representative to confer on a monthly or more frequent basis with representatives of Southland Bank regarding its financial condition, operations and business and matters relating to the completion of the Transaction. On a weekly basis, Southland Bank shall provide to Parent summary loan write-ups describing each loan originated by Southland Bank. As soon as reasonably available, but in no event more than 45 days after the end of each calendar quarter ending after the date of this Agreement (other than the last quarter of each fiscal year ending December 31), Southland Bank will deliver to Parent its balance sheet and statement of operations, without related notes, for such quarter prepared in accordance with GAAP and, as soon as reasonably available, but in no event more than 90 days after the end of each fiscal year, Southland Bank will deliver to Parent its balance sheet and statements of operations, changes in stockholders' equity and cash flows for such year prepared in accordance with GAAP. Within 25 days after the end of each month, Southland Bank will deliver to Parent a balance sheet and statement of operations, without related notes, for such month prepared in accordance with GAAP.

                  (d) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this
  Section 6.06 (as well as any other
  information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transaction. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transaction shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the Transaction.

         6.07 Affiliates. Southland Bank shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of Southland Bank within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of the Southland Bank Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex C (the "Affiliate Letter").

         6.08 Acquisition Proposals. Southland Bank agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving Southland Bank, or any purchase of all or substantially all of the assets of Southland Bank or more than 10% of the outstanding equity securities of Southland Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). Southland Bank further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Southland Bank or the Southland Bank Board from (A) complying with its disclosure obligations under federal or state law; (B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Southland Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or (D) recommending such an Acquisition Proposal to the stockholders of Southland Bank, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the Southland Bank Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the Southland Bank Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to Southland Bank's stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the Southland Bank in compliance with this Section 6.08 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." Southland Bank agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. Southland Bank agrees that it will notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, Southland Bank or any of its representatives.

         6.09 Certain Policies. Prior to the Effective Date, Southland Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in
Section 7.01(b); and further provided that in any event, no accrual or reserve made by Southland Bank pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Southland Bank or its management with any such adjustments.

         6.10 Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

         6.11   Benefit Plans.

                  (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of Southland Bank shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefit Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of Southland Bank in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of

  Southland Bank under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of Southland Bank are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with Southland Bank to the same extent as such service was credited for such purpose by Southland Bank, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of Southland Bank's Benefit Plans in accordance with their terms at any time.

                  (b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, subject to applicable regulatory requirements, all benefit obligations to, and contractual rights of, current and former employees of Southland Bank existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or "change-in-control" agreements, plans or policies of Southland Bank which are Previously Disclosed. The severance or termination payments which are payable pursuant to such agreements, plans or policies of Southland Bank (which have been quantified in reasonable detail) have been Previously Disclosed.

                  (c) At such time as employees of Southland Bank become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

         6.12 Vineyard Bank Advisory Board. Parent agrees to cause Vineyard Bank to take all action necessary to appoint or elect, as of the Effective Time, all non-employee directors of Southland Bank as of the date hereof to an advisory board of directors of Vineyard Bank. Such directors shall be eligible to receive compensation for services in their capacity as such in accordance with the policies of Vineyard Bank in effect from time to time.

         6.13 Notification of Certain Matters. Each of Southland Bank and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

         7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

                  (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Southland Bank Common Stock.

                  (b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

                  (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

                  (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

                  (e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

                  (f) Tax Opinion. Each of Parent and Southland Bank shall have received the written opinion of Kelley Drye & Warren LLP, in form and substance reasonably satisfactory to both Southland Bank and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, Southland Bank and others, reasonably satisfactory in form and substance to such counsel.

         7.02 Conditions to Obligation of Southland Bank. The obligation of Southland Bank to consummate the Merger is also subject to the fulfillment or written waiver by Southland Bank prior to the Closing Date of each of the following conditions:

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

                  (a) Representations and Warranties. The representations and warranties of Parent and Vineyard Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Southland Bank shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Vineyard Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and Vineyard Bank to such effect.

                  (b) Performance of Obligations of Parent and Vineyard Bank. Parent and Vineyard Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Southland Bank shall have received a certificate, dated the Effective Date, signed on behalf of Parent and Vineyard Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and Vineyard Bank to such effect.

                  (c) Other Actions. Parent and Vineyard Bank shall have furnished Southland Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as Southland Bank may reasonably request.

         7.03 Conditions to Obligations of Parent and Vineyard Bank. The obligations of Parent and Vineyard Bank to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties of Southland Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Southland Bank by the Chief Executive Officer and the Chief Financial Officer of Southland Bank to such effect.

                  (b) Performance of Obligations of Parent and Vineyard Bank. Southland Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of Southland Bank by the Chief Executive Officer and the Chief Financial Officer of Southland Bank to such effect.

                  (c) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Annex B hereto, shall have been executed and delivered by each director and executive officer of Southland Bank in connection with Southland Bank's execution and delivery of this Agreement.

                  (d) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of Southland Bank Common Stock.

                  (e) Southland Bank Options. Each holder of Southland Bank Options shall have entered into an agreement, the form of which shall be acceptable to Parent, agreeing to the termination of such Southland Bank Options.

                  (f) Other Actions. Southland Bank shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

                                  ARTICLE VIII

                                   TERMINATION

         8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

                  (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent, Vineyard Bank and Southland Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

                  (b) Breach. At any time prior to the Effective Time, by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event of: (i) a breach by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or Southland Bank, as the case may be.

                  (c) Delay. At any time prior to the Effective Time, by Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Transaction is not consummated by September 1, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of
  (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if Southland Bank is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

                  (d) No Regulatory Approval. By Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

                  (e) No Shareholder Approval. By either Parent and Vineyard Bank on the one hand or Southland Bank on the other hand, if any approval of the stockholders of Southland Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Southland Bank Meeting.

                  (f) Failure to Recommend. At any time prior to Southland Bank Meeting, by Parent and Vineyard Bank if (i) Southland Bank shall have breached Section 6.08, (ii) the Southland Bank Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent and Vineyard Bank or (iii) Southland Bank shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the Southland Bank Meeting in accordance with Section 6.02.

                  (g) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of Southland Bank Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Southland Bank Board recommends that the stockholders of Southland Bank tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

                  (h) Superior Proposal. At any time prior to the Southland Bank Meeting, by Southland Bank in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by Southland Bank and the Southland Bank Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by Southland Bank pursuant to this Section 8.01(h) only after the fifth Business Day following Southland Bank's provision of written notice to Parent advising Parent that the Southland Bank Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to Southland Bank that the Southland Bank Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

                  (i) Decrease in Average Share Price. By Parent and Vineyard Bank, if the Average Share Price of the Parent Common Stock shall be less than $10.00, provided that Parent and Vineyard Bank shall have the option, in their sole discretion, of not terminating this Agreement and, in lieu of such termination, adjusting the Merger Consideration to $6.0617 per share to be paid solely in cash. Parent and Vineyard Bank shall give Southland Bank prompt written notice of such a determination whereupon no termination of this Agreement shall have occurred pursuant to this Section 8.01(i), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall be revised as set forth above).

         8.02   Effect of Termination and Abandonment.

                  (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

                  (b) If this Agreement is terminated by either Parent or Southland Bank due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $100,000 to the other party, plus the expenses of the other party (up to $50,000), without prejudice to any other rights or remedies as may be available to the non-breaching party, including without limitation any rights under Section 8.02(c) below.

                  (c) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that Southland Bank shall pay Parent the sum of $320,000 (the "Termination Fee") if this Agreement is terminated as follows:

                                     (i)       if this Agreement is terminated
         by Parent pursuant to Section 8.01(f) or (g) or by Southland Bank pursuant to Section 8.01(h), in either of which case payment shall be made to Parent concurrently with the termination of this Agreement; or

                                     (ii)      if (x) this Agreement is
         terminated by (A) Parent pursuant to Section 8.01(b), (B) by either Parent or Southland Bank pursuant to Section 8.01(c) or (C) by either Parent or Southland Bank pursuant to Section 8.01(e), and in the case of any termination pursuant to clause (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of Southland Bank or the Southland Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of Southland Bank contemplated by this Agreement at the Southland Bank Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 12 months after such termination Southland Bank enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then Southland Bank shall pay to Parent the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 9 months but within 12 months after such termination of this Agreement, the Termination Fee shall be payable by Southland Bank to Parent only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 12 months after termination of this Agreement.

                                     (iii)     Any amount that becomes payable
         pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

                  (d) Southland Bank and Parent agree that the agreement contained in paragraph (c) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by Southland Bank. If Southland Bank fails to pay Parent the amounts due under paragraph (c) above within the time periods specified therein, Southland Bank shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(d), 6.11, 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

         9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or
(ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Southland Bank Meeting no amendment shall be made which by law requires further approval by the stockholders of Southland Bank without obtaining such approval.

         9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

         9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California applicable to contracts made and to be performed entirely within such State.

         9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between Southland Bank and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

         9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

         If to Southland Bank to:

                  Southland Business Bank
                  16008 Foothill Boulevard
                  Irwindale, California 91706
                  Attention: William Chapman,
                             Interim President and Chief Executive Officer
                  Fax: (626) 334-3200

         With a copy to:

                  Gary Steven Findley & Associates
                  1470 North Hundley Street
                  Anaheim, California 92806
                  Attention: Gary Steven Findley, Esq.
                  Fax: (714) 630-7910

         If to Parent or Vineyard Bank to:

                  Vineyard National Bancorp
                  9590 Foothill Boulevard
                  Rancho Cucamonga, California 91730
                  Attention: Norman A. Morales, President
                             and Chief Executive Officer
                  Fax: (909) 945-2975

         With a copy to:

                  Kelley Drye & Warren LLP
                  8000 Towers Crescent Drive
                  Suite 1200
                  Vienna, Virginia 22182
                  Attention: Norman B. Antin, Esq.
                             Jeffrey D. Haas, Esq.
                  Fax: (703) 918-2450

         9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.08   Severability. Except to the extent that application of this
Section 9.08 would have a Material Adverse Effect on Southland Bank or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

         9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written (April 8, 2003).

         9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of Southland Bank set forth herein, subject to the prior written consent of Southland Bank, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of Southland Bank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to Southland Bank's stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

                           [Signature Page to Follow]

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                    VINEYARD NATIONAL BANCORP

                                    By: ________________________________________
                                    Name:  Norman A. Morales
                                    Title: President and Chief Executive Officer

                                    By: ________________________________________
                                    Name:  Richard S. Hagan
                                    Title: Secretary

                                    VINEYARD BANK

                                    By: ________________________________________
                                    Name:  Norman A. Morales
                                    Title: President and Chief Executive Officer

                                    By: ________________________________________
                                    Name:  Richard S. Hagan
                                    Title: Secretary

                                    SOUTHLAND BUSINESS BANK

                                    By: ________________________________________
                                    Name:  William Chapman
                                    Title: Interim President and Chief Executive
                                           Officer

                                    By: ________________________________________
                                    Name:  Michael Magnuson
                                    Title: Secretary

                                                                         ANNEX A

                               AGREEMENT OF MERGER

                  Agreement of Merger, dated as of April 8, 2003, by and between Vineyard Bank ("Vineyard Bank") and Southland Business Bank ("Southland Bank").

                                   WITNESSETH:

                  WHEREAS, Southland Bank is a California-chartered commercial bank having its principal place of business in Irwindale, California; and

                  WHEREAS, Vineyard Bank is a California-chartered commercial bank and a wholly-owned subsidiary of Vineyard National Bancorp ("Parent"), which has its principal place of business in Rancho Cucamonga, California; and

                  WHEREAS, Parent, Vineyard Bank and Southland Bank have entered into an Agreement and Plan of Merger, dated as of April 8, 2003 (the "Agreement"), pursuant to which Southland Bank will merge with and into Vineyard Bank (the "Merger"); and

                  WHEREAS, Vineyard Bank and Southland Bank desire to merge on the terms and conditions herein provided.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings specified in the Agreement.

         2. THE MERGER. Subject to the terms and conditions of this Agreement of Merger, at the Effective Time, Southland Bank shall merge with and into Vineyard Bank (the "Merger") under the laws of the State of California. Vineyard Bank shall be the surviving bank of the Merger (the "Surviving Bank").

         3. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Vineyard Bank in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Bank, until altered, amended or repealed in accordance with their terms and applicable law.

         4. NAME; OFFICES. The name of the Surviving Bank shall be "Vineyard Bank." The main office of the Surviving Bank shall be the main office of Vineyard Bank immediately prior to the Effective Time. All branch offices of Vineyard Bank and Southland Bank which were in lawful operation immediately prior to the Effective Time shall be the branch offices of the Surviving Bank upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by Vineyard Bank or Southland Bank and applicable regulatory authorities after the date hereof.

         5. DIRECTORS AND EXECUTIVE OFFICERS. The directors and executive officers of the Surviving Bank immediately after the Merger shall be the directors and executive officers of Vineyard Bank immediately prior to the Merger.

         6. EFFECTS OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the GCLC and the FCSC. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Southland Bank shall vest in the Surviving Bank, and all debts, liabilities, obligations, restrictions, disabilities and duties of Southland Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Bank.

         7. EFFECT ON SHARES OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of Southland Bank Common Stock:

                  (a) Each share of Parent Common Stock and Vineyard Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

                  (b)      (1)     Subject to Sections 3.05, 3.06 and 8.01(i)
of the Agreement each share of Southland Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive:

                                   (i)      the number of shares of Parent
Common Stock which is equal to (the "Exchange Rate") (A) if the Average Share Price of the Parent Common Stock is equal to or greater than $17.78 and equal to or less than $20.00, the quotient (rounded to the nearest one ten-thousandth) determined by dividing (x) $6.06169 by (y) the Average Share Price of the Parent Common Stock, (B) if the Average Share Price of the Parent Common Stock is less than $17.78, .34097 shares or (C) if the Average Share Price of the Parent Common Stock is greater than $20.00, .30308 shares (the "Per Share Stock Consideration"), and

                                   (ii)     if the Average Share Price of the
Parent Common Stock is less than $17.78, a cash amount equal to the difference between (A) $6.06169 and (B) the product of (x) the Average Share Price of the Parent Common Stock and (y) .34097 (the "Per Share Cash Consideration").

                           (2)      For purposes of this Agreement, (i) the
"Average Share Price" of the Parent Common Stock shall mean the weighted average (based on the number of shares traded) of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 Business Day period ending with the close of business on the fifth Business Day preceding the Effective Time, and (ii) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of Southland Bank Common Stock outstanding at the Effective Time times the Per Share Cash Consideration.

         8. NO FRACTIONAL SHARES. Notwithstanding any other provision of the Agreement or this Agreement of Merger, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of Southland Bank Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

         9. DISSENTING SHARES. Holders of Southland Bank Common Stock shall be entitled to dissenters' rights as provided in the Agreement.

         10. COUNTERPARTS. This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

         11. GOVERNING LAW. This Agreement of Merger shall be governed in all respects, including, but not limited to, validity, interpretation, effect and performance, by the laws of the State of California.

         12. AMENDMENT. Subject to applicable law, this Agreement of Merger may be amended, modified or supplemented only by written agreement of Vineyard Bank and Southland Bank at any time prior to the Effective Time.

         13. WAIVER. Any of the terms or conditions of this Agreement of Merger may be waived at any time by whichever of the parties hereto is, or the stockholders of which are, entitled to the benefit thereof by action taken by the Board of Directors of such waiving party.

         14. ASSIGNMENT. This Agreement of Merger may not be assigned by any party hereto without the prior written consent of the other party.

         15. TERMINATION. This Agreement of Merger shall terminate upon the termination of the Agreement in accordance with its terms.

         16. CONDITIONS PRECEDENT. The obligations of the parties under this Agreement of Merger shall be subject to the satisfaction or waiver at or prior to the Closing of all of the conditions to the Merger set forth herein and in the Agreement.

         17. EFFECTIVENESS OF MERGER. The Merger shall be effective at the date and time and in the manner specified in the Agreement.

         IN WITNESS WHEREOF, each of Vineyard Bank and Southland Bank has caused this Agreement of Merger to be executed on its behalf by its duly authorized officers.

                                   VINEYARD BANK

                                   By: _________________________________________
                                   Name:  Norman A. Morales
                                   Title: President and Chief Executive Officer

                                   By: _________________________________________
                                   Name:  Richard S. Hagan
                                   Title: Secretary

                                   SOUTHLAND BUSINESS BANK

                                   By: _________________________________________
                                   Name:  William Chapman
                                   Title: Interim President and Chief Executive
                                          Officer

                                   By: _________________________________________
                                   Name:  Michael Magnuson
                                   Title: Secretary

                                                                         ANNEX B

                              SHAREHOLDER AGREEMENT

         SHAREHOLDER AGREEMENT (the "Agreement"), dated as of April 8, 2003, among __________________, a shareholder ("Shareholder") of Southland Business Bank, a California-chartered commercial bank ("Southland Bank"), Vineyard Bank, a California-chartered commercial bank ("Vineyard Bank"), and Vineyard National Bancorp, a California corporation ("Parent"). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).

         WHEREAS, Parent, Vineyard Bank and Southland Bank are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Southland Bank will merge with and into Vineyard Bank on the terms and conditions set forth therein (the "Merger") and, in connection therewith, outstanding shares of Southland Bank Common Stock will be converted into shares of Parent Common Stock and cash in the manner set forth therein; and

         WHEREAS, Shareholder owns the shares of Southland Bank Common Stock identified on Exhibit I hereto (such shares, together with all shares of Southland Bank Common Stock subsequently acquired by Shareholder during the term of this Agreement, being referred to as the "Shares"); and

         WHEREAS, in order to induce Parent and Vineyard Bank to enter into the Merger Agreement, Shareholder, solely in such Shareholder's capacity as a shareholder of Southland Bank and not in any other capacity, has agreed to enter into and perform this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Agreement to Vote Shares. Shareholder agrees that at any meeting of the stockholders of Southland Bank, or in connection with any written consent of the stockholders of Southland Bank, Shareholder shall:

         (i) appear at each such meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and

         (ii) vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all the Shares (whether acquired heretofore or hereafter) that are beneficially owned by Shareholder or as to which Shareholder has, directly or indirectly, the right to vote or direct the voting, (x) in favor of adoption and approval of the Merger Agreement and the Merger; (y) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Southland Bank contained in the Merger Agreement or of Shareholder contained in this Agreement; and (z) against any Acquisition Proposal or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or this Agreement.

         2. No Transfers. Prior to the Southland Bank Meeting, Shareholder agrees not to, directly or indirectly, sell transfer, pledge, assign or otherwise dispose of, or enter into any contract option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the Shares. In the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee(s). Any transfer or other disposition in violation of the terms of this Section 2 shall be null and void.

         3. Representations and Warranties of Shareholder. Shareholder represents and warrants to and agrees with Parent and Vineyard Bank as follows:

         A. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his, her or its obligations under this Agreement.

         B. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         C. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his, her or its obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of Shareholder.

         D. Ownership of Shares. Shareholder has good title to all of the Shares as of the date hereof, and, except as set forth on Exhibit I hereto, the Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

         4. Specific Performance and Remedies. Shareholder acknowledges that it will be impossible to measure in money the damage to Parent and Vineyard Bank if Shareholder fails to comply with the obligations imposed by this Agreement and that, in the event of any such failure, Parent and Vineyard Bank will not have an adequate remedy at law or in equity. Accordingly, Shareholder agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that Parent and Vineyard Bank may have an adequate remedy at law. Shareholder agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent's or Vineyard Bank's seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, Parent and Vineyard Bank shall have the right to inform any third party that Parent and Vineyard Bank reasonably believe to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and of the rights of Parent and Vineyard Bank hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder's agreement with Parent and Vineyard Bank set forth in this Agreement may give rise to claims by Parent and Vineyard Bank against such third party.

         5.       Term of Agreement; Termination.

         A.       The term of this Agreement shall commence on the date hereof.

         B. This Agreement shall terminate upon the date, if any, of termination of the Merger Agreement in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

         C. If the Merger Agreement is not terminated in accordance with its terms, this Agreement (except for the provisions of Sections 3 and 8, which shall survive the Effective Time) shall terminate upon the Effective Time. Upon such termination, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for any willful breach of such Section prior to such termination.

         6. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         7. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Parent or Vineyard Bank:

                  Vineyard National Bancorp
                  9590 Foothill Boulevard
                  Rancho Cucamonga, California 91730
                  Attention: Norman A. Morales, President
                             and Chief Executive Officer
                  Fax: (909) 945-2975

         With a copy to:

                  Kelley Drye & Warren LLP
                  Tysons Corner
                  8000 Towers Crescent Drive, Suite 1200
                  Vienna, Virginia 22182
                  Attention: Norman B. Antin, Esq.
                             Jeffrey D. Haas, Esq.
                  Fax: (703) 918-2450

         If to Shareholder:
                  _______________________
                  _______________________
                  _______________________

         With a copy to:

                  Gary Steven Findley & Associates
                  1470 North Hundley Street
                  Anaheim, California 92806
                  Attention: Gary Steven Findley, Esq.
                  Fax: (714) 630-7910

         8.       Miscellaneous.

         A. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

         B. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of Southland Bank, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director, officer or employee of Southland Bank or in any other capacity. Nothing contained in this Agreement shall be deemed to apply to, or limit in any manner, the obligations of the Shareholder to comply with his or her fiduciary duties as a director, officer or employee of Southland Bank.

         C. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         D. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

         E. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of California, without reference to its conflicts of law principles.

         9. Attorney's Fees. The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding ("Proceeding") relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants' fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and fees and disbursements of counsel.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                   VINEYARD NATIONAL BANCORP

                                   By:  ________________________________________
                                   Name:  Norman A. Morales
                                   Title: President and Chief Executive Officer

                                   VINEYARD BANK

                                   By:  ________________________________________
                                   Name:  Norman A. Morales
                                   Title: President and Chief Executive Officer

                                   SHAREHOLDER

                                   _____________________________________________
                                  (Signature)

                                                                       EXHIBIT I

                              SHAREHOLDER AGREEMENT

                                    Shares of
                                  Southland Bank
                                   Common Stock
                                 Beneficially Owned
                                   (exclusive of
                                 unexercised stock       Options on Southland Bank
Name of Shareholder                   options)                  Common Stock
-------------------              ------------------      -------------------------

                                                                         ANNEX C

                                  April 8, 2003

Vineyard National Bancorp
9590 Foothill Boulevard
Rancho Cucamonga, California 91730

Ladies and Gentlemen:

                  I have been advised that I may be deemed to be, but do not admit that I am, an "affiliate" of Southland Business Bank, a California-chartered commercial bank ("Southland Bank"), as that term is defined in Rule 144 and used in Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of April 8, 2003 (the "Agreement"), among Vineyard National Bancorp, a California corporation ("Parent"), Vineyard Bank, a California-chartered commercial bank ("Vineyard Bank"), and Southland Bank, Southland Bank plans to merge with and into Vineyard Bank (the "Merger").

                  I further understand that as a result of the Merger, I may receive shares of common stock, no par value per share, of Parent ("Parent Common Stock") in exchange for shares of common stock, no par value per share, of Southland Bank ("Southland Bank Common Stock").

                  I have carefully read this letter and reviewed the Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Southland Bank.

                  I represent, warrant and covenant with and to Parent that in the event I receive any shares of Parent Common Stock as a result of the Merger:

         1. I shall not make any sale, transfer, or other disposition of such shares of Parent Common Stock unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 under the Securities Act (as such rule may be amended from time to time), or
(iii) in the opinion of counsel in form and substance reasonably satisfactory to Parent, or under a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the Securities Act.

         2. I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         3. I understand that stop transfer instructions will be given to Parent's transfer agent with respect to shares of Parent Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

                  "The shares represented by this certificate were issued as a result of the merger of Southland Business Bank with and into Vineyard Bank, a wholly owned subsidiary of Vineyard National Bancorp, on _______, 2003, in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Vineyard National Bancorp, a copy of which agreement is on file at the principal offices of Vineyard National Bancorp."

         4. I understand that, unless transfer by me of the Parent Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Parent reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

                  "The shares represented by this certificate have not been
                            registered under the Securities Act of 1933 and were acquired from [SHAREHOLDER] who, in turn, received such shares as a result of the merger of Southland Business Bank with and into Vineyard Bank, a wholly owned subsidiary of Vineyard National Bancorp, on ______, 2003, in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

                  It is understood and agreed that the legends set forth in paragraphs (3) and (4) above shall be removed by delivery of substitute certificates without such legends if I shall have delivered to Parent (i) a copy of a "no action" letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act, or (ii) evidence or representations satisfactory to Parent that Parent Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

                  I further understand and agree that the provisions of Rule 145 shall apply to all shares of Parent Common Stock that my spouse, any relative of mine, or any relative of my spouse, any one of whom has the same home as me, receives as a result of the Merger and I further represent, warrant and covenant with and to Parent that I will have, and will cause each of such persons to have, all shares of Southland Bank Common Stock owned (other than shares held through tax qualified retirement or benefit plans) by me or such persons registered in my name or the name of such persons, as applicable, prior to the effective date of the Merger and not in the name of any bank, broker or dealer, nominee or clearing house.

                  By acceptance hereof, Parent agrees, for a period of two years after the Effective Time (as defined in the Agreement) that, so long as it is obligated to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, it will use its reasonable best efforts to timely file such reports so that the public information requirements of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) are therefore available to me in the event I desire to transfer any Parent Common Stock issued to me in the Merger.

                                            Very truly yours,

                                            By: ________________________________
                                            Name:

Acknowledged this 8th day of April 2003.

Vineyard National Bancorp

By: ______________________________________
    Norman A. Morales
    President and Chief Executive Officer